Exhibit 4.5

MANAGEMENT’S DISCUSSION & ANALYSIS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(EXPRESSED IN US DOLLARS)

Table of Contents

Introduction	3
Forward-Looking Information	3
Overview	4
Corporate Highlights	4
Exploration	5
Qualified Person	6
Results of Operations	7
Summary of Quarterly Information	7
Liquidity and Capital Resources	8
Outstanding Share Data	9
Transactions with Related Parties	10
Off-Balance Sheet Arrangements	10
Critical Accounting Estimates	10
subsequent events	10
Financal Instruments	11
DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCING REPORTING	11
Other Information	11

Scorpio Gold Corporation
MANAGEMENT DISCUSSION AND ANALYSIS

For the Three Months Ended March 31, 2026

(Expressed in US Dollars)

Introduction

This Interim Management’s Discussion and Analysis – Quarterly Highlights (the “Interim MD&A” or “MD&A”) has been prepared to provide material updates and analysis of the business operations, financial condition, financial performance, cash flows, liquidity, and capital resources of Scorpio Gold Corporation and its subsidiaries (“Scorpio Gold” or the “Company”) for the three months ended March 31, 2026 is prepared as at May 29, 2026.

The following Interim MD&A should be read in conjunction with the unaudited condensed consolidated interim financial statements of the Company and the notes relating thereto, for the three months ended March 31, 2026, which are prepared in accordance with International Financial Reporting Standards (“IFRS”) and the annual management discussion and analysis for the year ended December 31, 2025. All financial amounts are stated in US dollars unless stated otherwise. Additional information relating to the Company is filed on SEDAR+ at www.sedarplus.ca.

Forward-Looking Information

This MD&A may include or incorporate by reference certain statements or disclosures that constitute “forward-looking information” under applicable securities laws. All information, other than statements of historical fact, included or incorporated by reference in this MD&A that addresses activities, events or developments that Scorpio Gold or its management expects or anticipates will or may occur in the future constitute forward-looking information. Forward-looking information is provided through statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans”, “anticipates”, “believes”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur or continue. These forward-looking statements are based on certain assumptions and analyses made by Scorpio Gold and its management in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances.

Although Scorpio Gold believes such forward-looking information and the expectations expressed in them are based on reasonable assumptions, investors are cautioned that any such information and statements are not guarantees of future realities and actual realities or developments may differ materially from those projected in forward-looking information and statements. Whether actual results will conform to the expectations of Scorpio Gold, the Company is subject to a number of risks and uncertainties, including those risk factors discussed under “Risk Management” in the above documents incorporated herein by reference. In particular, if any of the risk factors materialize, the expectations and the predictions based on them may need to be re-evaluated. Consequently, all of the forward-looking information in this MD&A and the documents incorporated herein by reference is expressly qualified by these cautionary statements and other cautionary statements or factors contained herein or in documents incorporated by reference herein, and there can be no assurance that the actual results or developments anticipated by Scorpio Gold will be realized or, even if substantially realized, that they will have the expected consequences for Scorpio Gold.

Forward-looking statements are based on the beliefs, estimates and opinions of the Company’s management on the date the statements are made. Unless otherwise required by law, Scorpio Gold expressly disclaims any intention and assumes no obligation to update or revise any forward-looking statements in the event that management’s beliefs, estimates or opinions, or other factors, should change, whether as a result of new information, future events or otherwise, and Scorpio Gold does not have any policies or procedures in place concerning the updating of forward-looking information other than those required under applicable securities laws. Accordingly, readers should not place undue reliance on forward-looking statements or forward-looking information.

Scorpio Gold Corporation
MANAGEMENT DISCUSSION AND ANALYSIS

For the Three Months Ended March 31, 2026

(Expressed in US Dollars)

Overview

Scorpio Gold was incorporated under the Business Corporations Act (British Columbia). The Company is a reporting issuer in the provinces of British Columbia and Alberta. Scorpio Gold is listed on the TSX Venture Exchange (the “TSX-V”) under the trading symbol SGN. The Company and its subsidiaries conduct mining exploitation, exploration and development activities in the United States of America (“USA”).

Corporate Highlights

●	Private Placements

In April 2025, the Company completed a non-brokered private placement for a total of 88,375,000 shares at a price of C$0.08 for gross proceeds of $4,968,222 (C$7,070,000). The Company issued 2,864,850 finders’ warrants, with each warrant exercisable into one common share of the Company at C$0.08 per share for a period of one year.

On September 3, 2025, the Company completed a non-brokered private placement for a total of 32,000,000 shares at a price of C$0.25 for gross proceeds of $5,800,992 (C$8,000,000).

●	Sales of Mineral Ridge Gold, LLC

On July 16, 2025, the Company, through its wholly-owned subsidiary, Scorpio Gold (US) Corporation (“Scorpio US”), entered into a definitive agreement (the "Agreement") with an arm’s length third party (the “Purchaser"), for the sale of Mineral Ridge Gold, LLC (“MRG”), a wholly-owned subsidiary of Scorpio US (the “Transaction”).

Under the terms of the Agreement, the Purchaser will acquire all membership interests in MRG, along with the related unpatented mining claims comprising MRG’s Mineral Ridge project located in Esmeralda County, Nevada (the "Project"), for an aggregate cash purchase price of $7,500,000. $700,000 of the purchase price will be advanced by the Purchaser as a non-refundable deposit to the Company by August 7, 2025 (received). $4,300,000 is due upon closing, which is expected to occur no later than August 25, 2025 (received). On completion of the Transaction, $1,500,000 of the purchase price will be retained in escrow as an indemnification holdback, with such funds being released to the Company on the 3-month (as to 50%, received) and 9-month (as to 50%, received on May 21, 2026) anniversaries of the closing date, as well as an additional $1,000,000 to be paid on the 12-month anniversary of the closing date, by the Purchaser to the Company. The Purchaser will also replace or assume the reclamation bond obligations of the Company and Scorpio US related to the Project. Certain assets associated with the Project will be retained by the Company and transferred to its subsidiary, Scorpio US, in advance of closing.

On August 25, 2025, the Transaction was closed.

●	Betty East Option

On January 14, 2026, the Company and Primus Resources L.C. (the “Optionor”) entered into a Property Option Agreement, according to which, the Company is granted the option to acquire 100% of thirty-two unpatented lode mining claims known as the Betty East Property, located in Nye County, Nevada (the “Property”), by making staged cash and share payments totaling $900,000, issuing 950,000 common shares of the Company, and incurring an aggregate of $1,000,000 in exploration expenditures on the Property over five years, as follows:

●	Pay $30,000 (paid) and issue 100,000 shares (issued) within five days following the later of the January 14, 2026 (the “Effective Date”) and January 22, 2026, the date on which the Company receives TSX Venture Exchange approval of the Agreement;
●	Pay $30,000 and issue 100,000 Shares on or before the 1st anniversary of the Effective Date;
●	Pay $30,000, issue 150,000 shares and incur $150,000 in exploration expenditures on or before the 2nd anniversary of the Effective Date;

Scorpio Gold Corporation
MANAGEMENT DISCUSSION AND ANALYSIS

For the Three Months Ended March 31, 2026

(Expressed in US Dollars)

●	Pay $50,000, issue 150,000 shares and incur $200,000 in exploration expenditures on or before the 3rd anniversary of the Effective Date;
●	Pay $50,000, issue 200,000 shares and incur $250,000 in exploration expenditures on or before the 4th anniversary of the Effective Date; and
●	Pay $710,000, issue 250,000 shares and incur $400,000 in exploration expenditures on or before the 5th anniversary of the Effective Date.

Upon the exercise of the Option, the Optionor will be granted a 2% net smelter returns royalty (the “NSR Royalty) on the Property, with the Company retaining the right to buy back one-half (1%) of the NSR Royalty by paying the Optionor an amount equal to the value of 500 ounces of .999 fine gold.

●	Sales of mill assets in Goldwedge LLC

In February 2026, the Company’s wholly-owned subsidiary, Goldwedge, entered into an asset purchase agreement (the "Agreement") with Manhattan Metals Corp. ("Manhattan Metals") pursuant to which Goldwedge has agreed to sell the assets comprising its Manhattan Mill (the "Mill") in Nye County, Nevada (the "Sale Transaction").

The Manhattan Mill is a permitted mineral processing facility located on patented mining claims in the historic Manhattan mining district of Nye County, Nevada.

Pursuant to the Agreement, in exchange for C$750,000 in cash (received on May 14, 2026), Goldwedge has agreed to sell to Manhattan Metals the assets comprising the Mill. In connection with the sale, Manhattan Metals has been granted the right to relocate the Mill to a site of its choosing within 15 months of the closing of the Sale Transaction.

This Sale Transaction is an at arm’s length transaction. William Sheriff, a director of the Company, is also a director of Manhattan Metals, which is not considered a related entity.

Exploration

Goldwedge property and mill (Nevada, USA)

The Company holds a 100% interest in the consolidated Manhattan District in Nevada comprising the advanced exploration-stage Goldwedge property in Manhattan, Nevada with a fully permitted underground mine and a 400 ton per day mill facility.

Manhattan property (Nevada, USA)

The Company holds a 100% interest in the Manhattan Property, situated adjacent and proximal to the Goldwedge property.

Scorpio Gold Corporation
MANAGEMENT DISCUSSION AND ANALYSIS

For the Three Months Ended March 31, 2026

(Expressed in US Dollars)

The Company’s mineral properties are broken down as follows:

$
Goldwedge
Balance as of December 31, 2024	2,532,184
Land acquisition	58,466
Staking costs	146,159
Change of estimation of environmental rehabilitation liabilities (Note 10)	222,159
Exploration expenditure (see below)	6,148,391
Balance as of December 31, 2025	9,107,359
Cash paid	280,000
Shares issued	31,161
Exploration expenditure (see below)	4,198,905
Balance as of March 31, 2026	13,617,426

Capitalized exploration expenditure

During the three months ended March 31, 2026 and the year ended December 31, 2025, the Company capitalized the following exploration expenditures on the Manhattan project:

	Three months ended March 31, 2026	Year ended December 31, 2025
Exploration expenditure
Assay	$46,141	$283,151
Data	52,482	165,319
Drilling	2,750,285	3,667,971
Field and logic	904,567	1,133,939
Fuel	—	41,621
General and administration and supplies	151,622	446,803
Geological	18,197	163,790
Site access and maintenance	132,913	—
Permits, licenses, property tax	142,698	245,797
Total	$4,198,906	$6,148,391

Qualified Person

The technical information contained within this MD&A has been reviewed and approved by Thomas Poitras, P.Geo., a Qualified Person as defined by National Instrument 43-101 (NI 43-101).

Scorpio Gold Corporation
MANAGEMENT DISCUSSION AND ANALYSIS

For the Three Months Ended March 31, 2026

(Expressed in US Dollars)

Results of Operations

Three Months Ended March 31, 2026 and 2025

The Company reported a net loss of $1,381,160 for the three months ended March 31, 2026, compared with $1,063,735 for the three months ended March 31, 2025. After the Company sold MRG on August 25, 2025, the Company has been focusing on exploring Goldwedge. Before that, the Company was mainly maintaining both MRG and Goldwedge in good standing. As a result, the operation results for the three months ended March 31, 2026 is not very comparable with that for the three months ended March 31, 2025. The following significant items caused the net loss difference between the three months ended March 31, 2026 and 2025:

Care and maintenance of $Nil (2025 - $365,934) as the Company capitalized all exploration costs incurred in Goldwedge, while in the comparative three month period, the costs were mainly care and maintenance costs.

Share based compensation of $867,586 (2025 - $84,918) on amortization of stock options and restricted share units granted to directors, officers, consultants and employees during the year ended December 31, 2025 and prior years. The Company has 24,287,091 options (March 31, 2025 - 8,713,340) and 7,930,000 restricted share units (March 31, 2025 – 900,000) outstanding as of March 31, 2026.

General and administrative expenses totaled $531,768 (2025 - $642,818) for the three months ended March 31, 2026, consisting of management fees, consulting fees, marketing, professional fees, travel and office.

Finance costs totaled $6,902 for the three months ended March 31, 2026, reduced from $150,978 for the three months ended March 31, 2025, due to decrease of loans and provision for environmental rehabilitation.

Summary of Quarterly Information

The quarterly results for the last eight quarters are summarized below:

	Three months ended
	March 31, 2026	December 31, 2025	September 30, 2025***	June 30, 2025
	$	$	$	$
Revenue	—	—	—	—
Net income (loss)	(1,381,160)	(2,162,642)	7,624,167	(1,291,874)
Comprehensive income (loss)	(1,478,410)	(2,116,075)	7,559,077	(1,224,370)
Basic and diluted income (loss) per share	(0.00)	(0.01)	0.03	(0.01)

	Three months ended
	March 31, 2025	December 31, 2024**	September 30, 2024*	June 30, 2024
	$	$	$	$
Revenue	—	—	—	—
Net income (loss)	(1,067,735)	(13,502,697)	458,578	(1,308,547)
Comprehensive income (loss)	(1,091,858)	(13,984,163)	458,578	(1,308,547)
Basic and diluted income (loss) per share	(0.01)	(0.10)	0.00	(0.01)

* During the three months ended September 30, 2024, the Company recorded a gain on settlement of convertible notes of $1,542,516.

** During the three months ended December 31, 2024, the Company recorded impairment of exploration and evaluation assets of $11,801,178.

*** During the three months ended September 30, 2025, the Company recorded a gain on disposal of subsidiary of $9,158,869.

Scorpio Gold Corporation
MANAGEMENT DISCUSSION AND ANALYSIS

For the Three Months Ended March 31, 2026

(Expressed in US Dollars)

Liquidity and Capital Resources

As of March 31, 2026, the Company had a working capital of $6,243,637 (December 31, 2025 – $8,206,299) including cash and equivalents of $5,685,648 (December 31, 2025 - $8,337,777).

●	Operating activities

Cash used in operating activities comprises primarily of cash spent on administrative overhead costs to support care and maintenance activities. During the three months ended March 31, 2026, the Company used $555,535 (2025 - $744,327) of cash in operating activities.

●	Investing activities

During the three months ended March 31, 2026, the Company incurred $4,627,427 (2025 - $277,291) of exploration expenditures, purchased $164,821 (2025 - $Nil) of equipment and vehicle, and received $14,000 (2025 - $78,750) proceeds from sales of equipment.

●	Financing activities

During the three months ended March 31, 2026, the Company received proceeds of $2,749,051 (2025 - $Nil) from warrant exercises, and $6,162 (2025 - $Nil) from option exercise.

During the comparative three months ended March 31, 2025, the Company received subscription received in advance of $1,675,602, in relation of which the private placement was closed in April 2025.

In addition, the following table summarizes the discussion on how the Company used the proceeds of its financings completed and received during the years ended December 31, 2024 and 2025:

Financing Details	Funds Raised	Use of Proceeds
Private placement of units completed on January 22, 2024	Gross proceeds of C$957,745	General working capital purposes
Private placement of units completed on February 23, 2024	Gross proceeds of C$4,562,255	Property maintenance and further exploration and development of the Mineral Ridge Project and Goldwedge Manhattan Projects, as well as for general working capital purposes
Private placement of Common Shares completed on October 3, 2024	Gross proceeds of C$2,503,040	Property maintenance and further exploration and development of the Mineral Ridge and Goldwedge Manhattan Projects, as well as for general working capital
Private placement of Common Shares completed on April 1, 2025	Gross proceeds of C$5,366,588	Property maintenance and further exploration and development of the Mineral Ridge and Goldwedge Manhattan Projects, as well as for general working capital
Private placement of Common Shares completed on April 22, 2025	Gross proceeds of C$1,703,412	Property maintenance and further exploration and development of the Mineral Ridge and Goldwedge Manhattan Projects, as well as for general working capital
Private placement of Common Shares completed on September 3, 2025	Gross proceeds of C$8,000,000	Property maintenance and further exploration and development of the Goldwedge Manhattan Projects, as well as for general working capital

Scorpio Gold Corporation
MANAGEMENT DISCUSSION AND ANALYSIS

For the Three Months Ended March 31, 2026

(Expressed in US Dollars)

While the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company. These material uncertainties may cast significant doubt upon the Company’s ability to continue as a going concern.

Outstanding Share Data

Authorized Capital

Unlimited number of common shares without par value.

Issued and outstanding common shares as at the date of this MD&A

302,964,194 common shares

Outstanding restricted share units as at the date of this MD&A

7,930,000 RSUs to directors, officers, and employees of the Company. The RSUs will be vested 25% at each anniversary until July 25, 2029.

Outstanding stock options as at the date of this MD&A

Expiry date	Exercise price (CA$)	Options outstanding
November 10, 2027	0.41	278,341
July 16, 2029	0.15	1,543,750
July 16, 2030	0.15	1,000,000
October 28, 2028	0.135	4,300,000
October 28, 2028	0.15	350,000
July 25, 2030	0.25	8,600,000
September 26, 2030	0.405	250,000
October 21, 2028	0.35	400,000
November 28, 2030	0.38	900,000
January 16, 2031	0.37	6,465,000
March 31, 2031	0.39	200,000
April 10, 2031	0.35	1,700,000
April 24, 2031	0.34	500,000
Total		26,487,091

Outstanding warrants as at the date of this MD&A

Expiry date	Exercise price (C$)	Warrants outstanding and exercisable
October 30, 2026	0.25	10,000
December 13, 2026	0.25	1,950,000
		1,960,000

Scorpio Gold Corporation
MANAGEMENT DISCUSSION AND ANALYSIS

For the Three Months Ended March 31, 2026

(Expressed in US Dollars)

Transactions with Related Parties

Compensation of key management personnel and directors

Key management includes members of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, and the Corporate Secretary.

During the three months ended March 31, 2026, the compensation incurred to the key management are as follows:

●	Chief Executive Officer, Zayn Kalyan – $43,726 (2025 – $20,891);

●	Chief Financial Officer, Andrea Yuan – $36,074 (2025 – $19,150);

●	Director, Executive Technical Director, Leo Hathaway - $19,676 (2025 – $Nil);

●	2,800,000 (2025 – Nil) stock options granted to directors and officers were valued at $690,316 (2025 - $Nil) at the grant date, of which $159,283 was recorded in the statement of loss and comprehensive loss during three months ended March 31, 2026.

Amounts due to related parties

Included in trade and other payables as of March 31, 2026 is $19,966 (December 31, 2025 – $20,673) due to key management for fees and the reimbursement of expenditures.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of the consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and the reported amount of expenses during the period. Actual results may differ from these estimates. Estimates, assumptions, and judgments are reviewed on an ongoing basis. Revisions to accounting estimates are recognized on a prospective basis beginning from the period in which they are revised. Critical accounting estimates are used in the accounting for share-based payments and significant judgments are used when determining if there are any indicators of impairment on the coal properties.

subsequent events

1) Subsequent to the period ended March 31, 2026, the Company issued 667,500 shares pursuant to warrant exercise for a total proceed of C$159,650.

2) On April 10, 2026, the Company issued 1,700,000 incentive stock options to two employees and two consultants of the Company. The options are exercisable at a price of C$0.35 per share with an expiry date of April 10, 2031. The options vest 25% every six months over two years.

On April 24, 2026, the Company issued 500,000 incentive stock options to one consultant of the Company. The options are exercisable at a price of C$0.34 per share with an expiry date of April 24, 2031. The options vest 25% every six months over two years.

3) on April 24, 2026, the Board approved an amended Equity Incentive Plan (“Amendment”). The Amendment proposes a total number of shares reserved and available for grant and issuance of RSUs and PSUs shall not exceed (i) 11,000,000 shares pursuant to RSUs, and (ii) 19,000,000 shares pursuant to PSUs, for an aggregate of 30,000,000 shares. Prior to the proposed amendment, the maximum number of shares reserved and available for grant and issuance pursuant to RSUs and PSUs was 9,000,000 shares.

Scorpio Gold Corporation
MANAGEMENT DISCUSSION AND ANALYSIS

For the Three Months Ended March 31, 2026

(Expressed in US Dollars)

Other than the increase to the number of common shares reserved and available for grant and issuance pursuant to RSUs and PSUs, no other amendments are being proposed. This Amendment remains subject to approval and ratification by the Company’s shareholders, which the Company will be seeking at its annual general and special meeting of shareholders to be held on June 9, 2026.

Financal Instruments

In the normal course of business, the Company is inherently exposed to certain financial risks, including market risk, credit risk and liquidity risk, through the use of financial instruments. The timeframe and manner in which the Company manages these risks varies based upon management’s assessment of the risk and available alternatives for mitigating risk. The Company does not acquire or issue derivative financial instruments for trading or speculative purposes. All transactions undertaken are to support the Company’s operations. These financial risks and the Company’s exposure to these risks are provided in various tables in note 18 of our unaudited condensed consolidated interim financial statements for the three months ended March 31, 2026. For a discussion on the significant assumptions made in determining the fair value of financial instruments, refer also to note 2 of the financial statements for the year ended December 31, 2025.

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCING REPORTING

In connection with National Instrument 52-109 (Certificate of Disclosure in Issuer’s Annual and Interim Filings) (“NI 52-109”) the Chief Executive Officer and Chief Financial Officer have filed a Venture Issuer Basic Certificate with respect to the financial information contained in the condensed consolidated interim financial statements for the three months ended March 31, 2026, and this accompanying MD&A (together the “Quarterly Filings”).

In contrast to the full certificate under NI 52-109, the Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting, as defined in NI 52-109. For further information the reader should refer to the Venture Issuer Basic Certificates filed by the Company on SEDAR+ at www.sedarplus.ca.

Other Information

Additional information relating to the Company is available for viewing on SEDAR+ at www.sedarplus.ca and at the Company’s web site at www.scorpiogold.com.